Exhibit (a)

PARNASSUS FUNDS

CERTIFICATION OF SERIES

The undersigned, being the duly elected, qualified and active Chief Compliance Officer and Assistant Secretary of Parnassus Funds (the “Trust”), hereby certifies that as of the date referenced below this Certification of Series identifies (1) the designated and established series of the Trust (no classes of such series have been designated or established), which series were designated and established pursuant to, and in accordance with, Article FOURTH of the Trust’s Amended and Restated Declaration of Trust, as amended and supplemented to date and (2) the names of such series:

Parnassus Fund

Parnassus Mid Cap Fund

Parnassus Small Cap Fund

Parnassus Endeavor Fund

Parnassus Asia Fund

Dated as of : May 1, 2014

/s/ John V. Skidmore II
John V. Skidmore II
Chief Compliance Officer and Assistant Secretary